INNERWORKINGS, INC.

600 West Chicago Avenue

Suite 850

Chicago, Illinois 60654

April 18, 2014

Mr. Daniel Friedberg

Sagard Capital Partners, L.P.

325 Greenwich Avenue

Greenwich, Connecticut 06830

Dear Dan:

As discussed, the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of InnerWorkings, Inc. (the “Company”) has completed its consideration of your qualifications to serve as a member of the Board. The members of the Committee and the other directors are very impressed with your qualifications and experience, your expressed commitment to devote the time and effort required of members of the Board and to act in the best interests of all of the Company’s stockholders, and believe that, as a member of the Board, you will make significant contributions to the future success of the Company.

Accordingly, I am pleased to confirm, on behalf of the Board, that the Committee intends to formally approve your nomination to the Board, and the Board intends to formally elect you to the Board, at the upcoming April 21, 2014 telephonic meeting of the Committee and Board, subject to your affirmation of the following understandings and agreements:

1.	Corporate Governance Guidelines. As discussed, your nomination to the Board is based on your personal qualifications and anticipated contributions to the Company as a member of the Board, and not primarily upon your experience and affiliation with Sagard Capital Partners, L. P. (“Sagard”) or Sagard’s ownership interest in the Company. However, because you are affiliated with Sagard, a large institutional stockholder of the Company, the Board believes that a reduction in Sagard’s ownership interest to less than 10% of the Company’s outstanding common stock (“Common Stock”), resulting from the sale or other disposition of Common Stock by Sagard, (rather than from passive dilution of Sagard’s ownership interest due to any change in outstanding shares of Common Stock, etc.), would equate to a “professional change” under the Board’s existing Corporate Governance Guidelines, which in turn would require you to promptly tender your resignation to the Board. Under the Guidelines, the Board will then review the continued appropriateness of your Board service and determine whether the resignation should be accepted.

2.	Confidentiality. In your capacity as a director, you will be provided with confidential information concerning the business and affairs of the Company. You acknowledge the confidential and proprietary nature of such information and agree that during your tenure as a director of the Company and after such tenure ends, you shall keep such confidential information strictly confidential and not disclose the confidential information to any person or entity, including Sagard, without the prior written consent of the Company, except to the extent required by applicable legal process or requested by applicable legal authority or stock exchange. Notwithstanding the foregoing, the Company consents to your disclosure of confidential information to Sagard subject to the terms of the confidentiality agreement entered into separately between Sagard and the Company in connection with your nomination.

3.	Trading Restrictions. During your service as a director of the Company and until the expiration of any blackout period in effect on the date on which your tenure as a director of the Company ends (the “Restricted Period”), you agree to abide by the provisions of the Company’s Insider Trading Policy (the “Policy”), including the blackout period restrictions. In addition, in order to avoid any appearance of misappropriation of material non-public information, Sagard also agrees to abide by the provisions of the Policy, including the blackout period restrictions, during the Restricted Period. Any sales of the Common Stock by you or Sagard during the Restricted Period shall be made pursuant to a Rule 10b5-1 plan approved by the Company’s General Counsel and solely with respect to your personal sales additionally approved by the Board.

4.	Compensation. To avoid any conflict of interest with Sagard and the Company, Sagard shall not compensate you for your service as a director of the Company. You will be compensated for your service as a director of the Company solely by the Company. You shall be compensated on the same basis as all other non-employee directors of the Company. Subject to your election for an additional term at the Company’s annual meeting on June 13, 2014, your compensation will commence with an equity grant typically granted to all non-employee directors after the Company’s annual meeting of stockholders on June 13, 2014. You will not receive director compensation for the period from April 21, 2014 through June 13, 2014. In accordance with Sagard’s internal policy, the Company understands and agrees that any equity grants issuable to you may instead be issued to Sagard on your behalf at your request.

Upon your execution and delivery of this letter to me, affirming the above understandings and agreements, your nomination to become a member of the Company’s Board shall be placed on the agenda for the upcoming April 21, 2014 meeting of the Committee and Board.

In closing, I would like to note that all of us sincerely look forward to your participation as a member of the Board.

Very truly yours,

INNERWORKINGS, INC.

By:	/s/ Ron Provenzano
Name: Ron Provenzano
Title: General Counsel

Agreed and Affirmed,

as of this 18th day of April, 2014:

/s/ Daniel Friedberg
Daniel Friedberg

Agreed and Affirmed solely with respect

to Sections 3 and 4 of this Letter Agreement,

as of this 18th day of April, 2014:

SAGARD CAPITAL PARTNERS, L.P.

By:	/s/ Daniel Friedberg
Name: Daniel Friedberg
Title: President